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                     February 29, 2024

       Eddie Yongming Wu
       Chief Executive Officer
       Alibaba Group Holding Limited
       26/F Tower One, Times Square
       1 Matheson Street, Causeway Bay
       Hong Kong S.A.R.
       People   s Republic of China

                                                        Re: Alibaba Group
Holding Limited
                                                            Form 20-F for
Fiscal Year Ended March 31, 2023
                                                            File No. 001-36614

       Dear Eddie Yongming Wu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services